Exhibit 10.1

FOURTH AMENDMENT

TO

M.D.C. HOLDINGS, INC.

2011 EQUITY INCENTIVE PLAN

This Fourth Amendment to the M.D.C. Holdings, Inc. 2011 Equity Incentive Plan (as originally effective as of April 27, 2011, and as amended from time to time, the “Plan”) is adopted by the Board of Directors of M.D.C. Holdings, Inc. (the “Company”) effective as of December 10, 2018, subject to approval of the Company’s shareholders. Capitalized terms used herein shall have the meanings ascribed in the Plan.

1.	Section 2.10 of the Plan is amended in its entirety to read as follows:

2.10     “Committee” means the Compensation Committee of the Board or any committee designated by the Board to administer the Plan. The Compensation Committee or the Board may designate one or more subcommittees to (i) consist solely of persons who satisfy the applicable requirements of any stock exchange or national market system on which the shares of Stock may be listed, (ii) consist solely of persons who qualify as an “outside director” within the meaning of Section 162(m) of the Code, and (iii) consist solely of persons who qualify as a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act. Notwithstanding the foregoing, the Compensation Committee or the Board may also designate one or more subcommittees that consist of persons appointed in the discretion of the Compensation Committee or the Board who are not described in (i), (ii) or (iii) of the preceding sentence.

2.	The first two sentences of Section 4.1 of the Plan are amended to read as follows:

4.1     Number of Shares. Subject to adjustment as provided in Section 14, the maximum number of shares of Stock available for issuance under the Plan shall be 9,568,478 shares. Subject to adjustment as provided in Section 14, 9,568,478 shares of Stock available for issuance under the Plan shall be available for issuance pursuant to Incentive Stock Options.

3.	Section 9.1 of the Plan is amended in its entirety to read as follows:

9.1     Grant or Vesting of Award Subject to Objective Performance Goals. The Committee may, in its discretion, condition the grant, vesting, or payment of an Award on the attainment of one or more pre-established objective performance goals, in accordance with the “qualified performance based compensation” exception to Code Section 162(m) and the requirements of Sections 9.2, 9.3 and 9.4 of this Plan. For the avoidance of doubt, the Committee may also, in its discretion, condition the grant, vesting, or payment of an Award on the attainment of one or more pre-established objective performance goals which are not intended to qualify for the “qualified performance based compensation” exception to Code Section 162(m) and which are not required to comply with the requirements of Sections 9.2, 9.3 and 9.4 of this Plan.

4.	Section 9.2(p) of the Plan is amended to read as follows:

(p) any criteria stated in the stockholder approved 2013 Executive Officer Performance-Based Compensation Plan (as amended)

5.	Except as amended by this Fourth Amendment, the Plan shall remain in full force and effect.

M.D.C. HOLDINGS, INC.

By:	/s/ Robert N. Martin
Name:	Robert N. Martin
Title:	Senior Vice President and
Chief Financial Officer